WASHINGTON STATE UNIVERSITY

Sub-Award Agreement

Prime Awardee	Sub-Awardee
Institution/Organization ("Prime Recipient") Name: Washington State University Address: Office of Research Support and Operations Lighty 280 PO Box 641060 Pullman, WA 99164-1060	Institution/Organization ("Sub-Recipient") Name: Advanced Medical Isotope Corporation Address: 1021 N Kellogg Street Kennewick, WA 99336 EIN No.: 80-0138937
Prime Award No.: 16723251	Sub-Award No.: 124705 G003827
Prime Sponsor: Life Science Discovery Fund	

Sub-award Period of Performance: 12/15/2017 - 01/31/2018	Amount Funded this Action $ 17,583.00	Est. Total (if incrementally funded) $

Project Title: Optimized Injectable Radiogels for High-dose Therapy of Non-Resectable Solid Tumors

Reporting Requirements [Check here if applicable: ☒ See Attachment 4]

Terms and Conditions

1) Prime Recipient hereby awards a cost reimbursable sub-award, as described above, to Sub-recipient. The statement of work and budget for this Sub-award are as shown in Attachment 5. In its performance of the Sub-award work, Sub-recipient shall be an independent entity and not an employee or agent of Prime Recipient.

2) Prime Recipient shall reimburse Sub-recipient not more often than monthly for allowable costs. All invoices shall be submitted using Sub-recipient's standard invoice, but at a minimum shall include current and cumulative costs (including cost sharing), sub-award number, and certification as to truth and accuracy of invoice (see Attachment 6 for Sample Invoice). Invoices that do not reference Prime Recipient's sub-award number shall be returned to Sub-recipient. Invoices and questions concerning invoice receipt or payments should be directed to the appropriate party's Financial Contact as shown in Attachment 3. Prime recipient reserves the right to request and the Sub-recipient agrees to provide supporting documentation of Sub-recipients costs in the event the Prime Recipient is required to provide such documentation to its sponsors or there are performance issues which cause the Prime Recipient to question the reasonableness, allowability or allocability of costs billed.

3) A final statement of cumulative costs incurred, including cost sharing, marked "FINAL" must be submitted to Prime Recipient's Contact, as shown in Attachment 3, NOT LATER THAN sixty (60) days after Sub-award end date. The final statement of costs shall constitute Sub-recipient's final financial report.

4) All payments shall be considered provisional and subject to adjustment within the total estimated cost. In the event such adjustment is necessary as a result of an adverse audit finding against the Sub-recipient, Prime Recipient shall contact Sub-recipients appropriate contact as shown in Attachment 3.

5) Matters concerning the technical performance of this Sub-award should be directed to the appropriate party's Principal Investigator, as shown in Attachment 3.

6) Matters concerning the request or negotiation of any changes in the terms, conditions, or amounts cited in this Sub-award agreement, and any changes requiring prior approval, should be directed to the appropriate party's Administrative Contact as shown in Attachment 3. Any such changes made to this Sub-award agreement require the written approval of each party's Authorized Official, as shown in Attachment 3.

7) Each party shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its employees, officers, or director's, to the extent allowed by law.

8) Either party may terminate this Sub-award with thirty days written notice to the appropriate party's Administrative Contact as shown in Attachment 3. Prime Recipient shall pay Sub-recipient for termination costs as allowable under OMB Circular A-21 or A-122 or 45 CFR Part 74 Appendix E, "Principles for Determining Costs Applicable to Research and Development under Grants and Contracts with Hospitals" as applicable.

9) No-cost extensions require the approval of the Prime Recipient. Any requests for a no-cost extension should be addressed to and received by the Administrative Contact, as shown in Attachment 3, not less than thirty (30) days prior to the desired effective date of the requested change.

10) The Sub-award is subject to the terms and conditions of the Prime Award and other special terms and conditions, as identified in Attachment 2.

11) By signing below Sub-recipient makes the certifications and assurances shown in Attachments 1 and 2. Sub-recipient also assures that it will comply with applicable statutory and regulatory requirements specified in the Research Terms & Conditions Appendix C found at http://www.nsf.gov/bfa/dias/policy/rtc/appc.pdf.

By an Authorized Official of Prime Recipient:	By an Authorized Official of Sub-recipient:
Digitally signed by Derek Brown, Authorized Official DN: cn=Derek Brown, Authorized Official, o=Washington State University, ou=Office of Research Support and Operations, email=orso@wsu.edu, c=US Date: 2017.12.22 12:44:01 -08'00' Dan Nordquist, AVP, ORSO For Date	DocuSigned by: Mike Korenko 5901B20F9C7E4E3... 12/22/2017 Date

Attachment 1
WSU Research Sub-Award Agreement
Certifications and Assurances

By signing this Sub-Award agreement, the authorized official of Sub-Recipient certifies, to the best of his/her knowledge and belief that Sub-Recipient shall maintain books, records, documents and other evidence which sufficiently and properly reflect all costs expended in the performance of the services described herein. These records shall be subject to inspection, review or audit by personnel of both parties, other personnel duly authorized by either party, and/or officials so authorized by law. All books, records, documents, and other material relevant to this Sub-Award agreement will be retained for three years after expiration and audit by personnel of both parties, other personnel duly authorized by either party, and/or officials so authorized by law shall have full access and the right to examine any of these materials during this period.

Attachment 2
WSU Research Sub-award Agreement
Prime Award Terms and Conditions

See attached Prime Award Agreement

Note: Where necessary to derive proper meaning in a subcontract situation from the prime agreement, "Grantee" shall mean "AMIC" and "GRANTOR" shall mean "Washington State University", including Special Terms and Conditions below.

Subcontractors must meet the obligations imposed upon Grantee under Article 6 of Prime Award.

FIRST AMENDMENT TO LIFE SCIENCES DISCOVERY FUND PROOF OF CONCEPT GRANT AWARD AGREEMENT between LIFE SCIENCES DISCOVERY FUND AUTHORITY and WASHINGTON STATE UNIVERSITY

Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the meaning ascribed to them in the grant agreement referenced below.

This First Amendment, effective as of January 1, 2017 is by and between the Life Sciences Discovery Fund Authority ("Grantor"), a granting agency of the State of Washington, with mailing address of PO Box 894, Pullman, WA 99163, and Washington State University ("Grantee"), having an administrative office at 423 Neill Hall, PO Box 643140, Pullman WA 99164-3140;

Grantor and Grantee entered into Life Sciences Discovery Fund (LSDF) Proof of Concept Grant Award Agreement No. 16723251 ("Agreement") having an Effective Date of March 1, 2015 and specifying the terms and conditions of Grantor's sponsorship of a research study conducted under the direction of Grantee; and

Grantee desires an extension of the Grant Period in order to complete research and development activities in the revised Milestones and Timeline; and

Grantor desires that the Grant Period be extended to allow Grantee to complete the research and development activities in the revised Milestones and Timeline.

NOW, THEREFORE, Grantor and Grantee agree as follows:

1. ARTICLE 1. EFFECTIVE DATE AND GRANT PERIOD, is hereby deleted and replaced as follows:

This Agreement shall be effective on March 1, 2015 ("Effective Date"). The activities set forth in the Milestones and Timeline (as defined in Section 2.2) shall be performed during the 36 month period beginning on the Effective Date and ending February 28, 2018 ("Grant Period").

2. Exhibit B: Milestones and Timeline, is hereby deleted and replaced by the attached Exhibit B: Milestones and Timeline, Revised January 2017.

Except as otherwise modified herein, the Agreement remains in full force and effect.

NOW, THEREFORE, agreement to the terms stated above is indicated by signatures affixed below.

Grantee	Grantor
By: [signature]	By: [signature]
Name: Dan Nordquist	Name: Mark Hertle
Title: Associate Vice President Office of Research Operations and Support	Title: Executive Director, LSDF
Date: 1/13/17	Date: 1/17/17

Principal Investigator

I have read and understand the terms of this First Amendment.

By: [signature]

Name: Darrell R. Fisher

Title: Adjunct Research Professor

Date: January 5, 2017

Exhibit B: Milestones and Timeline, Revised January 2017

No.	Milestone	Completion	Criterion/Deliverable
1	Project start-up authority	Start of month 1 3/1/2015 Actual start-up authority from WSU 4/30/2015 Completed	Approved milestone schedule. Final budget. Animal clinical patient protocol and research plan review by the Washington State University (WSU) Institutional Animal Care and Use Committee (IACUC).[1] LSDF Grant Award Agreement signed.
2	WSU -- Subcontractor agreement and project financial administration	End of month 1 4/1/2015 Completed	Approved subcontract with Advanced Medical Isotope Corporation (AMIC) for materials. Subcontract must specify intellectual property rights and disposition.
3	WSU – Radiation Safety Office review and approval	End of month 3 6/1/2015 Completed	Radiation safety committee approval for receipt and use of yttrium-90 radiogels from AMIC; this will require PI (Fisher) interaction (coordination, review of requirements, travel if personal meetings needed) with the WSU Radiation Safety Office.
4	WSU IACUC – Protocol approval	End of month 3 6/1/2015 Completed	Approval from the WSU animal use committee for treatment protocol using radiogel materials, and for applicable client consent forms. Provide copy of approved protocol to LSDF.
5	WSU Veterinary Team – Readiness review with PI in Pullman	End of month 3 6/1/2015 Completed	Prepare facilities, equipment, materials and supplies for first patient exams and treatment.
6	First quarterly update meeting (PI) Fisher	End of month 3 6/1/2015 Completed	In-person or phone meeting between project team and LSDF staff.
7	AMIC – Identify and	During month 6	Signed agreement with

[1] Protocol covers recruiting, receiving, examining, treating, and conducting follow-up examinations on 8 to 12 cat patients (client-owned animals, as defined by WSU IACUC) with soft tissue feline sarcoma. Minor revisions to the approved protocol may be requested during the grant period as the team gains clinical experience.

	contract with a prequalified GLP/GMP service laboratory (IsoTherapeutics Group) to prepare, package and transport radiogel materials to WSU. (IsoTherapeutics has quality standards in place for sterile materials preparation and packaging conforming to ISO 13408 and an aseptic processing standard.)	8/31/2015 Completed	IsoTherapeutics Group specifying intellectual property rights and disposition.
8	Semi-annual progress report (PI) Fisher	End of month 6 9/1/2015 Completed	Progress report submitted through the LSDF website.
9	AMIC -- Radiogel technology, equipment and materials transfer to the service laboratory	End of month 7 10/1/2015	Delivery, and operational readiness of new equipment at IsoTherapeutics Group for preparing injection materials. (IsoTherapeutics Group, per letter to AMIC dated 8/24/2015 from President and CEO, Keith Frank, is licensed by the State of Texas to receive, package, and ship radioactive materials.)
10	AMIC – Service laboratory (IsoTherapeutics Group) operational readiness review	During month 8 10/31/2015	PI (Fisher) and AMIC (Su) ensure that all equipment, procedures, and materials are in-place and ready for radiogel manufacturing and transport[2]. Statement of operational readiness by IsoTherapeutics Group. [critical go/no-go milestone -- If the manufacturing procedure does not meet quality specifications as required by

[2] AMIC has established a strict manufacturing procedure with specific details concerning the materials used and the procedures for manufacture including materials, formulating, mixing, temperature variations, time durations, and other instructions. The components (1) microsphere solution, and (2) polymer composite solution are to be manufactured and released according to validated production processes under specific quality control criteria, including physical and chemical properties, radioactivity concentrations, sterility, packaging, and labeling. The manufacturing procedure has been validated during preparation of test samples. These criteria have also been submitted to FDA for review.

			AMIC by end of month 8, or if IsoTherapeutics Group does not provide a statement of operational readiness, the project stops for LSDF review].
11	WSU Veterinary Team -- Communication of clinical trial availability	During month 8 10/31/2015	Clinical trials announcements through the WSU veterinary communication channels and outreach networks with Northwest regional veterinarians.
12	WSU (PI Fisher) – Treatment planning algorithm (the algorithm is ready when all critical elements are included and performing accurately according to test criteria)	End of month 8 11/1/2015	Prepare and benchmark a treatment-planning and dosimetry spreadsheet for radiogel materials preparation and delivery to meet clinical treatment objectives. Critical elements include 1) beta dose and dose distribution calculation, 2) optimum number of injections, 3) injection placements, 4) volume and concentration of Y-90-microsphere solution, and 5) volume and concentration of polymer solution. Critical inputs include 1) tumor size from CT, 2) treatment date and time, and 3) prescription tumor dose.
13	AMIC – Preparation of Y-90 radiogel injection materials at IsoTherapeutics Group, and delivery to WSU, with PI (Fisher) participation in Pullman	During the fourth quarter (months 10-12) 11/15/2015-2/28/2016	Prepare polymers and solution, procure Y-90 isotope, prepare Y-90-microsphere solutions, conduct quality assurance tests; prepare, packaging, and transport to the Veterinary Clinic at WSU.
14	WSU Veterinary team -- First animal patient treatments, PI (Fisher) project coordination (based on experience, we expect to treat 0-2 patients per month)	During the fourth quarter (months 10-12) 12/1/2015-2/28/2016	Animal recruitment, exam, treatment, and follow-up per protocol, with the goal to treat 1 or 2 cat patients with each preparation campaign; (PI Fisher) travel to Pullman (or Spokane) **[critical go/no-go milestone -- If at least one patient is not treated by the end of month 12, the project**

			stops for LSDF review].
15	AMIC commercialization and regulatory progress review with PI (Fisher)	Month 12, 2/28/2016	Review AMIC business progress including de novo submission status, financial readiness, and commercialization plans via project meeting at AMIC offices.
16	**Semi-annual progress report (PI) Fisher**	**End of month 12 3/1/2016**	**Progress report submitted through the LSDF website.**
17	**Annual meeting with the WSU technology transfer officer (PI Fisher)**	**End of month 12 3/1/2016**	**In-person or phone meeting with technology transfer office staff; LSDF program staff person participates.**
18	WSU Veterinary Team, in collaboration with AMIC -- Animal patient treatments, as accruals permit	During the fifth quarter (months 13-15) 3/1/2016-5/31/2016	Patient recruitment, exams, materials preparation and delivery to WSU, treatment, and follow-up per protocol,
19	Project coordination (PI) Fisher	During the fifth quarter (months 13-15) 3/1/2016-5/30/2016	(PI Fisher) and travel to Pullman (or Spokane).
20	WSU Veterinary Team, in collaboration with AMIC -- Animal patient treatments, as accruals permit	During the sixth quarter (months 16-18) 6/1/2016-8/31/2016	Patient recruitment, exams, materials preparation and delivery to WSU, treatment, and follow-up per protocol.
21	WSU Veterinary Team, in collaboration with AMIC -- Animal patient treatments, as accruals permit	During the seventh quarter (months 19-21) 9/1/2016-11/30/2016	Patient recruitment, exams, materials preparation and delivery to WSU, treatment, and follow-up per protocol until the appropriate number of subjects has been accrued (8-12).
22	**Semi-annual progress report (PI)**	**End of month 18 9/1/2016**	**Progress report submitted through the LSDF website.**
23	AMIC commercialization and regulatory progress review with PI (Fisher)	End of month 18 9/1/2016	Review AMIC business progress including de novo submission status, financial readiness, investor and partner discussions, and manufacturing plans via project meeting at AMIC offices.

24	Annual meeting with the WSU technology transfer officer (PI, with the veterinary team)	End of month 24 2/28/2017	In-person or phone meeting with technology transfer office staff (LSDF program staff participates).
25	Quarterly update meetings (PI)	End of each quarter (months 6, 9, 12, 15, 18, 21, 24, 27, 30, 33, 36) 9/1/2015, 12/1/2015, 3/1/2016, 6/1/2016, 9/1/2016, 12/1/2016, 3/1/2017 6/1/2017, 9/1/2017, 12/1/2017, 2/28/2018	In-person or phone meeting between project team and LSDF staff.
26	Semi-annual progress report (PI)	End month 24 2/28/2017	Progress report submitted through the LSDF website.
27	WSU -- Prepare research abstract for submission to The Society of Nuclear Medicine (SNMMI) annual meeting, other relevant professional meeting, or journal submission (PI)	End of patient accrual period or by end of month 36 2/28/2018	Abstract submission (will occur in line with the meeting abstract schedule).
28	Develop method for submission of post-award progress reports (PI)	End of patient accrual period or by end of month 35 2/1/2018	Agree on the schedule and mechanism for post-award progress reports with LSDF program staff.
29	WSU Veterinary Team -- Data analysis	End of patient accrual period or by end of month 36 2/28/2018	Analysis of injection access and placement, imaging, localized biodistribution, response to therapy, side effects (if any) according to clinical protocol, histopathology.
30	Semi-annual progress	End of patient	Progress report submitted

	report (PI)	accrual period or by end of month 36 2/28/2018	through the LSDF website.
31	Annual meeting with the WSU technology transfer officer (PI, with the veterinary team)	End of month 36 2/28/2018	In-person or phone meeting with technology transfer office staff (LSDF program staff participates).

LIFE SCIENCES DISCOVERY FUND
PROOF OF CONCEPT GRANT AWARD AGREEMENT

This agreement ("Agreement"), is entered into by the Life Sciences Discovery Fund Authority, ("Grantor"), a granting agency of the state of Washington, with offices at 1551 Eastlake Avenue East, Suite 325, Seattle, WA 98102, and **Washington State University** ("Grantee"), having an administrative office at **423 Neill Hall, PO Box 643140, Pullman WA 99164-3140;**

Grantor is authorized by statute of the state of Washington to make grants for the fundamental government purpose of promoting life sciences research and development to improve health and health care, foster economic development, and strengthen the competitiveness of the life sciences sector within Washington state;

Grantor intends to sponsor life sciences research and development under the direction of **Darrell Fisher** ("Principal Investigator") and to award Grantee funds not to exceed **$250,000** to conduct such research and development;

Grantee intends to conduct the sponsored research and development in accordance with the grant proposal submitted to Grantor;

NOW, THEREFORE, in consideration of the above and the mutual terms and conditions set forth below, Grantor and Grantee agree as follows:

ARTICLE 1. EFFECTIVE DATE AND GRANT PERIOD

This Agreement shall be effective on **March 1, 2015** ("Effective Date"). The activities set forth in the Milestones and Timeline (as defined in Section 2.2) shall be performed during the **24** month period beginning on the Effective Date and ending **February 28, 2017** ("Grant Period").

ARTICLE 2. DESCRIPTION OF RESEARCH AND DEVELOPMENT PROJECT

2.1 Proposal. The grant awarded herein provides funding for the research and development project described in the proposal submitted by Grantee to Grantor entitled, **Optimized Injectable Radiogels for High-dose Therapy of Non-resectable Solid Tumors,** (Grantor reference number LSDF **16723251**) ("Proposal"), which is attached to this Agreement as Exhibit A.

2.2 Milestones and Timeline. In performing the project described within the Proposal, Grantee shall use its reasonable best efforts to complete the activities set forth in the milestones and timeline ("Milestones and Timeline") found in Exhibit B. Grantee shall notify Grantor immediately of any event which reduces

or is likely to materially reduce Grantee's ability to undertake the activities set forth in the Milestones and Timeline. Material changes in the Milestones and Timeline require the advance written approval of Grantor.

2.3 Conduct under the Milestones and Timeline. Grantee shall allocate space, monies, personnel and other resources as described within the Proposal to complete the activities set forth in the Milestones and Timeline. Grantee's failure to make such allocations shall be deemed to be a termination of the activities set forth in the Milestones and Timeline by Grantee. Termination of the activities set forth in the Milestones and Timeline by Grantee is grounds for termination of this Agreement. In performing the activities set forth in the Milestones and Timeline, Grantee shall maintain complete and accurate records of such activities, follow commonly accepted standards of workmanship, and comply with all relevant federal, state, or local laws and regulations, and Washington state executive orders. Without limiting the general requirement contained herein, Grantee shall comply with all federal and state laws relating to discrimination by employers or in public accommodations, receipt and disbursement of state and federal funds, tax reporting and withholding requirements, workers' compensation, and wage and hour laws.

2.4 Key Personnel. The activities set forth in the Milestones and Timeline shall be carried out under the direction of the Principal Investigator who shall select and supervise other participants as needed. Key Personnel are those individuals, other than the Principal Investigator, who are essential to performing the activities set forth in the Milestones and Timeline. Key Personnel and their responsibilities are listed in Exhibit C. The Principal Investigator shall be responsible for administering the Grant (as defined in Section 3.1) in accordance with the terms and conditions of this Agreement, supervising the activities set forth in the Milestones and Timeline, submitting progress reports to Grantor in a timely manner, overseeing personnel matters and disbursement of Grant funds, and responding to any inquiries from Grantor related to progress or financial reports or to an audit of expenditures under the Grant. The Principal Investigator shall sign or otherwise authorize all progress reports and requests made pursuant to this Agreement.

In the event that during the Grant Period the Principal Investigator changes his or her employment status with Grantee, relocates outside of Washington, or otherwise is unable to fulfill the role of Principal Investigator, or an individual within the Key Personnel is no longer able to perform his or her responsibilities as set forth in Exhibit C, Grantee shall notify Grantor in writing 30 days prior to such event, or as soon as practical, and identify in writing an alternate Principal Investigator or Key Personnel member, acceptable to Grantor. Failure by Grantee to have either an approved Principal Investigator or an approved full complement of Key Personnel is grounds for termination of this Agreement.

In the event that during the Grant Period the Principal Investigator or other individuals performing the activities set forth in the Milestones and Timeline: (a) are debarred, declared ineligible, or voluntarily excluded from participation in transactions by any federal department or agency, including, but not limited to the U.S. Food and Drug Administration ("FDA"), or under any federal statute or regulation, including, but not limited to the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C.; or (b) are otherwise subject to restrictions or sanctions by any other governmental agency or professional body with respect to the performance of scientific or clinical investigations; or (c) have otherwise been disqualified or suspended from performing activities substantially the same as those set forth in the Milestones and Timeline; Grantee shall immediately notify Grantor in writing. Debarment, ineligibility, exclusion, or other disqualification or suspension of the Principal Investigator or other individuals set to perform the activities set forth in the Milestones and Timeline from actually performing such activities is grounds for termination of this Agreement.

2.5 Control of Milestones and Timeline. Control of the activities set forth in the Milestones and Timeline shall rest with Grantee.

2.6 Subcontractors, Collaborators and Service Providers For the purposes of this Agreement:

(a) the term "Subcontractor" is defined as an individual or organization that is key to the design, conduct, and reporting of the proposed research and development activities and will receive LSDF grant funds.

(b) the term "Collaborator" is defined as an individual or organization that is key to the design, conduct, and reporting of the proposed research and development activities and will not receive LSDF grant funds.

(c) the term "Service Provider" is an individual or organization that will conduct a portion of the proposed research and development activities and receive LSDF grant funds on a fee-for-service basis including but not limited to, contract research organizations ("CROs").

Subject to the terms of this Agreement, Grantee may engage third party Subcontractors, Collaborators and Service Providers in performing the activities set forth in the Milestones and Timeline. Grantee shall be responsible for the performance of all such Subcontractors, Collaborators and Service Providers and for ensuring that their work is consistent with the terms and conditions of this Agreement. Grantee warrants that it shall enter into written agreement(s) with all such Subcontractors, Collaborators and Service Providers as specified in the Milestones and Timeline. Among other provisions, such agreement(s) shall allow for the allocation of the rights that Grantee and Subcontractors, Collaborators

and Service Providers shall have in any Inventions (as defined in Section 6.2) and shall identify which of the parties shall be responsible for commercialization of such Inventions. Grantee's Subcontractors, Collaborators and Service Providers are listed in Exhibit D.

2.7 Title to Equipment and Computers. Title to equipment and computers purchased under the Grant shall be vested in Grantee, on condition that such equipment and computers are used for performance of the activities set forth in the Milestones and Timeline. Failure to keep equipment and computers available for such activities during the Grant Period is grounds for termination of this Agreement. Grantee may make equipment and computers available for use in other research and development activities as long as such use does not interfere with completion of the activities set forth in the Milestones and Timeline.

ARTICLE 3. FUNDING AND PAYMENT

3.1 Funding. Grantor shall award funding to Grantee in an amount not to exceed **$250,000** (the "Grant") to complete the activities set forth in the Milestones and Timeline. Grantee shall allocate the Grant according to the budget ("Budget") shown in Exhibit E. Disbursement of funds shall be subject to Grantee's compliance with all terms and conditions set forth in this Agreement. The obligation of Grantor to disburse funds to Grantee under this Article 3 is contingent upon Grantor having sufficient funds and expenditure authorization and authority under state or federal laws, regulations or guidelines to do so, as determined by Grantor.

3.2 Pre-Award Costs. Grantor shall not reimburse Grantee for expenditures made prior to the Effective Date without advance written approval of Grantor.

3.3 Allowable Costs. Costs allowable under the Grant are based on the Budget and shall be consistent with Grantee's policies. Except as may be allowed pursuant to Section 3.2, allowable costs shall include costs incurred by Grantee from the Effective Date, until completion of the activities set forth in the Milestones and Timeline, expiration of the Grant Period, or notice of termination of this Agreement, whichever is earliest; in no event shall allowable costs exceed the Grant.

The following direct costs are allowable: personnel (including wages, benefits, stipends); equipment (where the unit cost of what constitutes an item of equipment is subject to Grantee's policies, but shall under no circumstances exceed $5,000); supplies; travel; subcontracts; and other costs as itemized by Grantee and approved by Grantor. Facilities and administration costs are allowable, provided that such costs represent the true and actual costs of performing the activities set forth in the Milestones and Timeline.

Expenditures for the following are not allowable: costs not within the Budget, facilities construction and remodeling costs, meals not associated with approved travel or exceeding the state per diem guidelines, alcoholic beverages, costs associated with patient care beyond those required for performing the activities set forth in the Milestones and Timeline, costs of purchasing, leasing, or maintaining computers not essential for performing the activities set forth in the Milestones and Timeline, costs associated with securing intellectual property protection or rights, market analysis, legal consultation and equipment, or computer purchases in the final year of a multi-year award without prior LSDF approval.

Equipment purchases not specifically listed within the Budget and equipment or computer purchases within the final year of the Grant Period are not allowable without the prior written approval of Grantor.

3.4 Unallocated Costs. In the event that the Budget includes funds for activities whose costs or nature cannot be accurately determined as of the Effective Date, Grantee shall not encumber such funds for expenditure without the advance written approval of Grantor. In seeking Grantor's approval, Grantee shall provide a detailed written description of how such funds are to be spent and the time period during which the expenditures are to be made.

3.5 Budget Modifications. Grantee shall seek the advance written approval of Grantor for expenditures that are not within the Budget or any changes to the Budget that directly impact the Milestones and Timeline. Such approval shall be requested in writing by Grantee's Authorized Official (as identified in Article 19). Monetary shifts of less than 25% of the amount within a category of the Budget may be made between categories without advance written approval of Grantor.

3.6 Payments. Grantor shall disburse the Grant to Grantee for performing the activities set forth in the Milestones and Timeline on a cost-reimbursement basis upon receipt of invoices submitted to and approved by Grantor. All payments shall be subject to Grantee's timely progress in achieving the goals set forth in the Milestones and Timeline, as determined by Grantor, and to Grantee's timely provision of progress reports to Grantor as described in Article 4, and annual financial reports as described in Section 3.7. Invoices shall be electronically submitted by Grantee using Grantor's online submission system, with a signed copy and detailed expenditure documentation sent by mail or other means as specified in Article 19. Commencing on the Effective Date, invoices shall be submitted for continuous periods of not less than 30 days and not greater than 90 days, and shall be submitted no later than 60 days from the end of the invoice period. Invoices shall include expenditures within a single annual period of the Budget only. Invoices shall state the milestone(s) within the Milestones and Timeline against which costs have been incurred during the invoice period, shall itemize all allowable costs according to the categories within the Budget,

and shall be signed by Grantee's Authorized Official certifying that all expenditures are directly related to performance of the activities set forth in the Milestones and Timeline and the Budget. Grantor shall reimburse Grantee for all allowable costs incurred until completion of the activities set forth in the Milestones and Timeline, expiration of the Grant Period, or notice of termination of this Agreement, whichever is earliest, insofar as such allowable costs do not exceed the Grant. All payments shall be sent to Grantee via electronic funds transfer. Grantee shall complete and send a Direct Deposit Authorization form and signed W-9 form to Grantor for payments to commence.

3.7 Annual Financial Reports. Grantee shall summarize expenditures during each annual period within the Budget in an annual financial report ("AFR") submitted to Grantor. The first AFR shall be due no later than 60 days after the end of the first annual period within the Budget; subsequent reports shall be due no later than 60 days after the end of each annual period within the Budget thereafter until completion of the activities set forth in the Milestones and Timeline, expiration of the Grant Period, or termination of this Agreement, whichever is earliest. AFRs shall include all expenditures made since the end of the previous annual reporting period. AFRs shall be signed by Grantee's Authorized Official certifying that all expenditures are directly related to performance of the activities set forth in the Milestones and Timeline and the Budget. Grantee's expenditures within the subsequent annual period within the Budget shall not be reimbursed by Grantor until the previous year's AFR has been submitted and approved by Grantor.

3.8 Unexpended Funds Within an Annual Budget. Expenditure of any funds remaining at the end of an annual period within the Budget shall require prior written approval of Grantor. Grantee may request that such unexpended funds be re-allocated into one or more subsequent annual periods. Such requests shall be submitted in writing by Grantee's Authorized Official no later than 60 days after the end of the subject annual period and shall include a statement of the balance of funds remaining at end of such period, a justification for the proposed re-allocation, and a revised Budget. If the proposed re-allocation involves a substantive change in the activities set forth in the Milestones and Timeline, Grantee shall submit a revised Milestones and Timeline with the request. The final amount of the unexpended funds shall be determined by Grantor upon Grantee's timely submission of invoices and the applicable AFR. In the event that Grantor does not approve Grantee's request to re-allocate unexpended funds remaining at the end of an annual period within the Budget, expenditure authority for such funds shall revert to Grantor

3.9 No-Cost Extensions. In the event that unexpended funds remain at the end of the Grant Period, and there are remaining milestones to be accomplished within the Milestones and Timeline, Grantee may request an extension of the Grant Period to allow Grantee to accomplish such milestones.

Such requests shall be submitted in writing by Grantee's Authorized Official at least 60 days prior to the end of the Grant Period and shall include a justification for extension, an estimate of the unexpended funds remaining at the end of the Grant Period, and a revised Budget and Milestones and Timeline. The decision to approve an extension is subject to the sole discretion of Grantor, with such extension granted in a single annual increment.

3.10 Budget Surpluses. Should any unexpended funds remain within the Budget after Grantee has completed the activities set forth in the Milestones and Timeline ("Budget Surplus"), as solely determined by Grantor, Grantee may request that such Budget Surplus be allocated to support new activities. Such new activities shall be consistent with the nature and goals of the Proposal, and authority to spend a Budget Surplus on such activities shall require advance written approval of Grantor. Budget Surplus allocation requests shall be submitted in writing by Grantee's Authorized Official within 60 days of completing the activities set forth in the Milestones and Timeline or 60 days prior to the end of the grant period, whichever is earliest, and shall include a detailed description of the activities to be performed utilizing the Budget Surplus, revised Milestones and Timeline, and a budget and a justification detailing how the Budget Surplus will be allocated. The final amount of such Budget Surplus shall be determined by Grantor upon Grantee's timely submission of invoices, and if applicable, the relevant AFR. Grantor reserves the right to refer Budget Surplus allocation requests for outside expert review, the cost of which shall be deducted from the Budget Surplus. In the event that Grantor does not approve Grantee's request to spend a Budget Surplus, expenditure authority for such funds shall revert to Grantor.

3.11 Supplemental Funding. During the course of the Grant Period and under certain circumstances as described below, Grantee may request funding in excess of the Grant ("Budget Supplement"). Grantee may request a Budget Supplement:

3.11.A. when a disruptive event, that could not be foreseen or predicted at the Effective Date threatens completion of the activities set forth in the Milestones and Timeline within the Budget; or

3.11.B. when findings, that were not anticipated within the Proposal, result from performance of the activities set forth in the Milestones and Timeline and promise significant health or economic benefits to Washington state.

Requests for a Budget Supplement shall be submitted in writing by Grantee's Authorized Official within a reasonable time of the occurrence of the precipitating event. Provision of a Budget Supplement is subject to the sole

discretion of Grantor and the availability of funds. Grantor reserves the right to refer Budget Supplement requests for outside expert review.

3.12 Final Request for Reimbursement. Grantee shall submit a final request for reimbursement no later than 60 days after completion of the activities set forth in the Milestones and Timeline, expiration of the Grant Period, or termination of this Agreement, whichever is earliest. Failure to comply with this Section 3.12 may result in Grantor's refusal or inability to reimburse. Grantor shall not make the final payment until the proper invoice, marked "Final," including applicable detailed expenditure documentation, has been approved by Grantor and a report regarding progress on the activities set forth in the Milestones and Timeline has been received and approved by Grantor.

ARTICLE 4. PROGRESS REPORTS

4.1 Format and Schedule. Grantee shall provide to Grantor regular reports describing Grantee's progress on the activities set forth in the Milestones and Timeline. Grantee shall submit written progress reports to Grantor on a semi-annual basis and shall further provide Grantor with oral progress reports according to the format and schedule specified in the Milestones and Timeline. All reports shall be provided by the Principal Investigator and shall detail the activities of Grantee and Grantee's Subcontractors, Collaborators and Service Providers during the period covered by the report. The first written progress report shall be due six months after the Effective Date; subsequent written reports shall be due at six month intervals thereafter. Grantee shall submit a final written progress report to Grantor no later than 60 days after completion of the activities set forth in the Milestones and Timeline, expiration of the Grant Period, or termination of this Agreement, whichever is earliest. Payment of Grantee's invoices shall be predicated on Grantor's receipt and approval of Grantee's progress report for the most recent required period.

4.2 Method of Provision and Content. Written progress reports shall be submitted electronically through Grantor's online progress report system; a blank template showing the progress report content is attached as Exhibit F. Grantor reserves the right to periodically change the content of written progress reports and Grantee shall submit such reports using Grantor's most current online template.

Oral progress reports shall be provided to Grantor using the method specified in the Milestones and Timeline. The content of such reports shall generally be the same as that found in Exhibit F.

All progress reports shall be of sufficient detail to allow Grantor to assess progress made on completing the activities set forth in the Milestones and Timeline and how such activities contribute to Grantor's mission. In the event

that a progress report lacks such detail, Grantee shall provide Grantor with additional detail in a timely manner as requested by Grantor. Grantee shall also disclose in writing to Grantor any problems, delays or adverse conditions which may materially affect its ability to complete the activities set forth in the Milestones and Timeline. Such disclosure shall be accompanied by a statement of the action taken or proposed and any assistance needed from Grantor to resolve the situation. Grantor shall hold all progress reports confidential, subject to the public disclosure laws of the state of Washington (See *e.g.*, RCW 42.56.270(14)).

Upon the reasonable prior written request of Grantor and prior to expiration of the Grant Period, Grantee shall arrange site visits or in-person briefings at a mutually agreed upon time and place to enable Grantor to assess the impact of the Grant.

4.3 Post-Award Progress Reports. Commencing on the first anniversary of submission of the final written progress report and through the fifth anniversary of submission of such final report, Grantee shall provide Grantor with periodic progress reports regarding Grantee's post-award research and development and commercialization activities related to the Proposal according to a mutually agreeable format and schedule.

ARTICLE 5. ACCOUNTING AND AUDITING

5.1 Accounting. Grantee agrees to maintain books and records documenting the expenditure of the Grant in accordance with generally accepted accounting principles and shall make such books and records available to Grantor and its representatives for review, upon reasonable request, for a period of three years following expiration of the Grant Period. If there are unresolved audit questions at the end of such retention period, Grantee shall further retain such records until the questions are resolved.

5.2 Audits. Grantor reserves the right at reasonable times and during normal business hours to audit Grantee's financial records related to the Grant, or have such records audited, during the Grant Period or for three years thereafter. Grantor shall bear the expenses for such audit unless the audit reveals that funds were spent for purposes unrelated to the activities set forth in the Milestones and Timeline, as set forth in the Budget, in which case Grantee shall reimburse Grantor for such audit costs. If as a result of an audit Grantor reasonably concludes that funds were spent for purposes unrelated to the Milestones and Timeline, as set forth in the Budget, Grantor shall be entitled to a refund of such funds, including interest on the amount refunded. Grantee shall return such funds, including any applicable interest, to Grantor within 30 days of Grantor's written demand.

ARTICLE 6. INTELLECTUAL PROPERTY

6.1 Policies and Management. The Grant supports research and development to enhance competitiveness, improve health and health care and foster economic development in Washington state. Grantor and Grantee recognize that discoveries and developments having public health, scientific, business, or commercial application or value may be made in the course of performing the activities set forth in the Milestones and Timeline. Grantor and Grantee desire that such discoveries and developments be administered in such a manner that they are brought into public use at the earliest possible time. Grantor and Grantee recognize that this may be best accomplished through patenting, copyrighting, trademarking and/or licensing such discoveries and developments. In accepting the Grant, Grantee warrants that it has policies in place regarding ownership and management of intellectual property. Grantee further warrants that it has expertise in management of intellectual property, including evaluating invention disclosures, patenting and licensing, or in the absence of such expertise, that it shall engage individuals or entities, acceptable to Grantor, having such expertise to assist it in managing any Inventions (as defined in Section 6.2).

6.2 Invention Reporting. "Invention" is any discovery, material, method, process, product, program, software or use, whether or not patented or patentable or copyrighted or copyrightable, that is conceived or made in the course of performing the activities set forth in the Milestones and Timeline. Grantee's office of technology transfer, or equivalent entity, shall electronically report each Invention to Grantor using Grantor's online system within 30 days after such Invention has been disclosed in writing to Grantee. Grantee shall regularly update such Invention report, using Grantor's online system, to provide information regarding the management of such Invention, including Grantee's activities regarding protection of the Invention as intellectual property, licensing or other transfer of rights regarding the Invention, and cumulative receipt of Invention Income (as defined in Section 6.4). Grantor shall hold all such Invention reports confidential, subject to the public disclosure laws of the state of Washington (See *e.g.*, RCW 42.56.270(14)). Invention reports shall commence with Grantee's first report of an Invention to Grantor and subsequent reports shall be provided to Grantor at intervals not to exceed 6 months from submission of the previous report. Invention reports shall terminate at such time as Grantee reports that all activities related to intellectual property protection and licensing of the Invention have ceased, or all licenses to the Invention have terminated and Grantee is no longer receiving Invention Income and has ceased any further licensing or other commercialization activity, or Grantee has paid back to Grantor the Grant as specified under Section 6.4, whichever occurs first.

6.3 Ownership and Disposition. Grantor claims no ownership rights in any Inventions. Grantee agrees to use its reasonable best efforts to make Inventions

available to the public on reasonable terms and in a timely basis. If Grantor believes that Inventions are not being made available to the public on reasonable terms and in a timely basis, Grantee shall work with Grantor in good faith to ensure that Inventions become publicly available on reasonable terms and in a timely basis.

6.4 Grant Payback. In the event that Grantee receives financial consideration for selling, licensing, or otherwise transferring rights in an Invention to a third party ("Invention Income"), and the cumulative Invention Income received by Grantee exceeds **$1,875,000** (equivalent to seven and one half times the Grant), Grantee shall pay to Grantor the sum of **$250,000** (equivalent to the Grant). Such payment shall be made in annual installments, at the rate of 20 percent of the Invention Income received by Grantee within the applicable calendar year. Payment to Grantor shall commence at the time of submission of the first Invention report after which Grantee's cumulative Invention Income has exceeded **$1,875,000**. Subsequent payments shall be made to Grantor on an annual basis thereafter until the Grant has been paid to Grantor.

Invention Income shall include all financial consideration received by Grantee from selling, licensing, or otherwise transferring rights to an Invention to a third party, including, but not limited to, sales revenue, fees, royalties, income received under sublicenses and equity. Invention Income shall not include amounts paid to Grantee by a third party in the form of a research grant.

In calculating cumulative Invention Income Grantee shall be allowed to deduct its documentable, unreimbursed, out-of-pocket expenses associated with intellectual property protection and licensing or other transfer of the Invention, including standard, fixed administrative fees supported by Grantee's written policies. Grantee shall provide written documentation of such expenses and policies in a timely fashion upon request of Grantor.

In instances where a single licensing agreement or equivalent transfer of rights covers other intellectual property in addition to an Invention, Invention Income shall include only that financial consideration that is attributable to the Invention. In such cases, Grantee shall provide written documentation and justification for the distribution of financial consideration between the Invention and such other covered intellectual property in a timely fashion upon request of Grantor.

If an Invention is co-owned by Grantee and one or more other entities and Grantee is contractually required to share a portion of Invention Income with such entities, Grantee shall be allowed to deduct payments made to such entities for their portion of Invention Income during the applicable annual period when calculating cumulative Invention Income. Grantee shall provide written documentation of the requirement for and the amount of payments to such entities in a timely fashion upon request of Grantor.

6.5 Diligence. In licensing or otherwise transferring an Invention to a third party, Grantee shall include provisions in the license or transfer document obligating such third party to commercialize, or otherwise make available for public use, the Invention in a diligent manner and include appropriate diligence requirements and milestones, and shall enforce the compliance of such third party with such diligence requirements and milestones. The terms and conditions of this Article 6 shall apply to any third party to whom Grantee has assigned ownership rights to an Invention.

6.6 Jointly Funded Inventions. If any Invention is made with the joint support of Grantor and another funding organization and such other organization has an intellectual property policy that conflicts with Grantee's obligations under this Agreement, Grantor and Grantee shall negotiate in good faith a mutually satisfactory resolution of the conflict.

6.7 Subcontracts. The terms and conditions of this Article 6 shall apply to Grantee's Subcontractors under this Agreement, including but not limited to, reporting of Inventions made by such Subcontractors to Grantor and payment to Grantor of any subcontract award from Invention Income received by such Subcontractors. All agreements between Grantee and its Subcontractors shall include a provision specifically requiring that such Subcontractors meet the obligations imposed upon Grantee under this Article 6.

In the event that Invention Income is received by Grantee and one or more of its Subcontractors or by one or more of its Subcontractors only, the obligation for payback of the Grant to Grantor by a party shall commence when the cumulative Invention Income received by such party exceeds seven and one half times the portion of the Grant received by that party and the amount of payment due to Grantor shall be limited to the portion of the Grant received by that party.

ARTICLE 7. CONFLICT OF INTEREST

Grantee represents and warrants that it has a financial conflict of interest policy in place applicable to performing the activities set forth in the Milestones and Timeline and that it has taken reasonable steps to inform the Principal Investigator and all personnel performing such activities of the policy and requirements for complying with its terms. In accepting the Grant, Grantee represents that it has advised the Principal Investigator and Grantee's personnel performing the activities set forth in the Milestones and Timeline that they are required to disclose, in accordance with the foregoing policy, any potential financial conflicts of interest associated with their participation in such activities to Grantee and that it has received such disclosures or received an affirmative statement that there are no conflicts to disclose. Grantee further represents that it has eliminated or mitigated all disclosed financial conflicts consistent with the terms of its policy. Grantee shall take reasonable measures to ensure that its

Subcontractors performing activities set forth in the Milestones and Timeline are aware of and have agreed to comply with the provisions of this Article.

At execution of this Agreement, Grantee shall provide to Grantor the completed and executed Conflict of Interest Report Form found in Exhibit G regarding any potential financial conflicts of interest associated with personnel performing the activities set forth in the Milestones and Timeline and further attesting to (1) Grantee's receipt of disclosures from such personnel that, at a minimum, confirm understandings of Grantor as stated in Exhibit G, and (2) elimination or mitigation of all disclosed potential conflicts of interest.

In the event that new financial conflicts of interest are disclosed during the course of performing activities set forth in the Milestones and Timeline, Grantee shall report such disclosures in writing to Grantor in a timely manner using the procedure specified within this Article 7.

Upon the request of Grantor, Grantee shall provide, in writing, information about any financial conflicts of interest that have been disclosed subject to this Article 7, or that have been identified by Grantor in Exhibit G, and about how such disclosed or identified conflicts have been eliminated or mitigated.

ARTICLE 8. PRESENTATIONS AND PUBLICATIONS BY GRANTEE

The parties recognize that the results from performance of the activities set forth in the Milestones and Timeline may be publishable and agree that the persons performing such activities shall be permitted to present the methods and results at symposia and professional meetings and to publish in journals, theses or dissertations, or otherwise, in a manner of their own choosing. Following any such publication, copies shall be submitted by Grantee to Grantor. Grantee agrees to acknowledge the support of Grantor in all public disclosures related to the activities set forth in the Milestones and Timeline.

ARTICLE 9. REPRESENTATIONS OF GRANTEE AUTHORITY AND STATUS

9.1 In accepting the Grant, Grantee makes the following representations and warranties:

(a) Grantee is an organization exempt from Federal income tax and will notify Grantor immediately of any change or expected change in its status as an organization exempt from Federal income tax.

(b) Grantee has authority to enter into this Agreement and to incur and perform the obligations herein and the signatories to this Agreement are authorized to execute this Agreement on behalf of Grantee.

(c) The Principal Investigator or other individuals performing the activities set forth in the Milestones and Timeline are not currently debarred, declared ineligible, or voluntarily excluded from participation in transactions by any federal department or agency, including, but not limited to the U.S. Food and Drug Administration ("FDA"), or under any federal statute or regulation, including, but not limited to the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C.; and are not otherwise currently subject to restrictions or sanctions by any other governmental agency or professional body with respect to the performance of scientific or clinical investigations; and are not currently otherwise disqualified or suspended from performing activities substantially the same as those set forth in the Milestones and Timeline.

(d) To the best of its knowledge, Grantee is not aware that the execution, delivery and performance of this Agreement by Grantee conflicts with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violates any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

ARTICLE 10. USE OF HUMAN SUBJECTS AND VERTEBRATE ANIMALS

10.1 Human Subjects. In the event that activities set forth in the Milestones and Timeline involve the use of human subjects, Grantee shall ensure that all performance sites operate under an appropriate Office of Human Research Protections (OHRP)-approved assurance for the protection of human subjects and comply with all Department of Health and Human Services human subjects-related policies and any other applicable laws or regulations. In accepting a Grant involving human subjects use in activities set forth in the Milestones and Timeline, Grantee warrants that, prior to their commencement, such activities shall be reviewed and approved by **Not Applicable** as compliant with federal, state, and local government regulations to protect the rights, well-being, and personal privacy of human subjects in research. Upon request by Grantor, Grantee shall provide documentation of review and approval by the applicable oversight bodies of all human subjects activities set forth in the Milestones and Timeline.

10.2 Vertebrate Animals. In the event that activities set forth in the Milestones and Timeline involve the use of vertebrate animals, Grantee shall ensure that all performance sites hold Office of Laboratory Animal Welfare (OLAW)-approved assurances. In accepting a Grant involving vertebrate animal use in activities set forth in the Milestones and Timeline, Grantee warrants that, prior to their commencement, such activities shall be reviewed and approved by **Washington State University** as compliant with federal, state, and local government regulations to humanely, efficiently, effectively and legally use live vertebrate animals in research. Upon request by Grantor, Grantee shall provide

documentation of review and approval by the applicable oversight bodies of all vertebrate animal activities set forth in the Milestones and Timeline.

10.3 Use and Approval. At execution of this Agreement, Grantee shall provide the completed Human Subjects and Vertebrate Animal Use Form found in Exhibit H, signifying whether the activities set forth in the Milestones and Timeline involve the use of vertebrate animals and human subjects, and if so, the status of review and approval by the applicable oversight bodies.

ARTICLE 11. TERMINATION

11.1 Termination by Grantor. Grantor shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events, with Sections 11.1(c) – (o), each referred to herein as a "Grantee Termination Event":

(a) failure of Grantor to receive sufficient funds or expenditure authorization to meet its payment obligations under this Agreement; or

(b) Grantor's lack of authority to provide funding for the activities set forth in the Milestones and Timeline due to modification, change or interpretation of state or federal laws, regulations or guidelines; or

(c) Grantee's termination of the activities set forth in the Milestones and Timeline; or

(d) failure of Grantee to meet the goals set out within the Milestones and Timeline in a timely manner; or

(e) failure of Grantee to render progress reports, Invention reports or financial reports to Grantor as required by this Agreement; or

(f) Principal Investigator or other participants performing the activities set forth in the Milestones and Timeline (a) have been debarred, declared ineligible, or voluntarily excluded from participation in transactions by any federal department or agency, including, but not limited to the U.S. Food and Drug Administration ("FDA"), or under any federal statute or regulation, including, but not limited to the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C.; or (b) have otherwise been subject to restrictions or sanctions by any other governmental agency or professional body with respect to the performance of scientific or clinical investigations; or (c) have otherwise been disqualified or suspended from performing activities substantially the same as those set forth in the Milestones and Timeline; or

(g) in the case of the replacement of the Principal Investigator or a member of the Key Personnel, failure of Grantee to identify an alternate, acceptable to Grantor; or

(h) the insolvency of Grantee; or
(i) any assignment by Grantee of substantially all of its assets for the benefit of creditors; or
(j) the institution of any proceeding by Grantee or a third party under any reorganization, bankruptcy, insolvency, or moratorium law; or
(k) placement of Grantee's assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within 30 days thereafter; or
(l) a change in Grantee's status as an organization exempt from Federal income tax; or
(m) failure of Grantee to comply with federal or state law applicable to the activities set forth in the Milestones and Timeline; or
(n) failure of Grantee to make equipment purchased or leased with funds disbursed pursuant to this Agreement available for the activities set forth in the Milestones and Timeline; or
(o) Grantee's breach of any other material term or condition of this Agreement.

11.2 Exercise. Grantor may terminate this Agreement by giving Grantee or Grantee's trustees, receivers, or assigns, 30 days advance written notice. Upon the expiration of such period, this Agreement shall automatically terminate unless Grantee reports in writing that it has cured each applicable Grantee Termination Event and Grantor has acknowledged that it accepts the cure. Upon notice by Grantor to Grantee of termination under a Grantee Termination Event, no request for reimbursement shall be made hereunder for any expenses incurred by Grantee on or after the date of such notice until such event has been cured, provided that nothing herein shall be construed to release Grantor from any obligation to reimburse Grantee for allowable costs incurred prior to the date of such notice even if reimbursement is not sought until after the date of such notice. In the event that Grantee fails to cure a Grantee Termination Event within the applicable cure period, Grantor shall not be required to reimburse Grantee for expenses incurred by Grantee during such cure period.

11.3 Termination by Grantee. Grantee may terminate this Agreement at its sole discretion upon two months advance written notice to Grantor. If this Agreement is so terminated, Grantor shall be liable only for payment required under the terms of this Agreement for performance of the activities set forth in the Milestones and Timeline prior to the date of notice of termination. In the event of Grantee's termination of this Agreement, Grantor shall be entitled to take title and possession of any equipment valued at greater than $5,000 purchased under the Grant.

11.4 Effects. Upon termination of this Agreement, Grantor shall have no further obligation to disburse grant funds to Grantee, whether or not the entire Grant has been disbursed to Grantee, and Grantee's authority to expend previously

disbursed grant funds shall end. In the event that this Agreement is terminated for any reason whatsoever, and no later than 60 days after the effective date of termination:

(a) Grantee shall promptly return any unexpended funds, including interest, to Grantor; and
(b) Grantee shall refund to Grantor any funds spent for purposes other than the activities set forth in the Milestones and Timeline and the Budget; and
(c) Upon Grantor's request, Grantee shall transfer title to Grantor for all equipment valued at greater than $5,000 purchased under the Grant; and
(d) Grantee shall invoice Grantor for outstanding expenditures and/or any reasonable non-cancellable obligations incurred by Grantee and to which Grantee is entitled reimbursement under the applicable section of this Agreement for activities performed as set forth in the Milestones and Timeline; and
(e) Grantee shall provide Grantor, in writing, with a final report of the activities performed in attempting to meet the Milestones and Timeline and a final financial report.

Nothing herein shall be construed to release Grantee from any obligation which matured prior to the effective date of such termination or to waive any rights Grantor may have to recover damages incurred by it as a result of Grantee's breach of the Agreement.

11.5 Survival. All terms and provisions of this Agreement which by their nature are intended to be observed and performed after the expiration or termination of this Agreement shall survive such expiration or termination, and shall continue in full force and effect. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive any expiration or termination: Article 3, Funding and Payment; Article 4, Progress Reports; Article 5, Accounting and Auditing; Article 6, Intellectual Property; Article 8, Presentations and Publications by Grantee; Article 11, Termination; Article 12, Communications and Public Disclosures by Grantor; Article 13, Responsibility for Loss; Article 14, Failure to Enforce; Article 15, Relationship of the Parties; Article 16, Governing Law; Article 17, Assignment; Article 18, No Oral Modifications; Article 19, Notices; Article 20, Entire Agreement; Article 21, Force Majeure; Article 22, Severability; Article 23, Disputes; and Article 24, No Third Party Beneficiaries.

ARTICLE 12. COMMUNICATIONS AND PUBLIC DISCLOSURES BY GRANTOR

Grantor reserves the right to publicly disseminate information about Grantee's activities as set forth in the Milestones and Timeline. Grantor shall not publicly

disclose such information without the advance approval of the Principal Investigator, such approval not to be unreasonably withheld if such information has not been previously disclosed to the public. From time to time Grantor may request Grantee or Principal Investigator to assist Grantor with such communications and public disclosures pertaining to the activities set forth in the Milestones and Timeline. Such assistance provided by Grantee or Principal Investigator shall be at reasonable times and locales and at Grantor's expense.

ARTICLE 13. RESPONSIBILITY FOR LOSS

To the fullest extent permitted by law, each party to this Agreement agrees to indemnify and to hold harmless the other party from damage to persons or property resulting from the negligence on the part of itself, its employees, its agents, its Subcontractors, Collaborators and Service Providers or its officers. Neither party assumes any responsibility to the other party for the consequences of any act or omission of any person, firm or corporation not a party to this Agreement.

ARTICLE 14. FAILURE TO ENFORCE

The failure of Grantor at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of Grantor thereafter to enforce each and every such provision.

ARTICLE 15. RELATIONSHIP OF THE PARTIES

The relationship of the parties is that of independent contractors. Nothing herein is intended or shall be construed to establish any agency, partnership, or joint venture. Neither party is authorized or empowered to act as an agent for the other party for any purpose and neither party shall be bound by the acts or conduct of the other party.

ARTICLE 16. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the state of Washington.

ARTICLE 17. ASSIGNMENT

This Agreement shall not be assigned by Grantee without the advance written consent of Grantor and any attempted assignment shall be null and void. Grantor may assign this Agreement subject to authorization by statutory amendment or its Board of Trustees. Upon such assignment, Grantor's assignee shall accept all rights and assume all obligations herein.

ARTICLE 18. NO ORAL MODIFICATIONS

This Agreement may not be changed, modified or amended except by express written agreement of the parties executed by their authorized representatives.

ARTICLE 19. NOTICES

Except as otherwise expressly provided in this Agreement, any communications between the parties hereto or notices to be given hereunder shall be given in writing by personal delivery, electronic transmission using electronic mail or Grantor's online systems, facsimile, or mailing the same, postage prepaid to Grantee or Grantor at the address or number set forth below, or to such other addresses or numbers as either party may indicate pursuant to this section. Any communication or notice so addressed and mailed shall be effective five days after mailing. Any communication or notice delivered by facsimile shall be effective on the day the transmitting machine generates a receipt of the successful transmission, if transmission was during normal business hours of the recipient, or the next business day, if transmission was outside normal business hours of the recipient. Any communication or notice given by personal delivery shall be effective when actually delivered. Communications by Grantee to Grantor using Grantor's online systems as required under this Agreement shall be effective upon Grantee's receipt of confirmation that such communications have been received by Grantor. Communications by electronic mail shall be effective upon the sender's receipt of confirmation from the recipient that such communications have been received.

Notices to Grantor

Grants Manager
Life Sciences Discovery Fund
1551 Eastlake Avenue East, Suite 325
Seattle, WA 98102
Tel: 206-456-9577
Fax: 206-456-9578
Email: grantsadmin@lsdfa.org

Notices to Principal Investigator

Darrell Fisher
Adjunct Associate Professor
Washington State University
P.O. Box 1495
Spokane WA, 99210-1495
Tel: 509-375-5128
Email: fisherdr@wsu.edu

Notices to Grantee: Authorized Official

Dan Nordquist
Director, Office of Grant and Research Development
Washington State University
423 Neill Hall, PO Box 643140
Pullman, WA 99164
Tel: 509-335-7717
Email: nordquist@wsu.edu

Notices to Grantee: Financial Official

Jaci Englert
Grants & Contracts Research Administrator
Washington State University
P.O. Box 1495
Spokane WA, 99210-1495
Tel: 509-368-6678
Email: jaci@wsu.edu

ARTICLE 20. ENTIRE AGREEMENT

This Agreement and the Exhibits attached hereto express the entire understanding of the parties with reference to the subject matter hereof, and supersede any prior or contemporaneous representations, understandings and agreements, whether oral or written. The parties agree and acknowledge that the rule of construction that ambiguities in a written agreement be construed against its drafter shall not be applicable to this Agreement.

ARTICLE 21. FORCE MAJEURE

Neither Grantor nor Grantee shall be held responsible for delay or default caused by fire, civil unrest, natural causes and war which is beyond, respectively, Grantor's or Grantee's reasonable control. Each party shall, however, make all reasonable efforts to remove or eliminate such cause of delay or default and shall, upon cessation of the cause, diligently pursue performance of its obligations under this Agreement.

ARTICLE 22. SEVERABILITY

The provisions of this Agreement are intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

ARTICLE 23. DISPUTES

The parties agree that, in the event of a dispute between them arising from, concerning, or in any way related to this Agreement, they shall undertake good faith efforts to resolve the matter amicably. The parties agree that neither shall initiate an action in court or an administrative tribunal against the other without giving 30 days' notice of its intent, so that the parties may attempt to resolve the issues without resort to litigation.

ARTICLE 24. NO THIRD PARTY BENEFICIARIES

Grantor and Grantee are the only parties to this Agreement and the only parties entitled to enforce its terms. The parties agree that Grantee's performance under this Agreement is solely for the benefit of Grantor to enable it to accomplish its fundamental governmental purpose. Nothing in this Agreement is intended to give, or shall give, whether directly or indirectly, any third party standing to sue to enforce this Agreement.

NOW, THEREFORE, agreement to the terms stated above is indicated by signatures affixed below.

NOW, THEREFORE, agreement to the terms stated above is indicated by signatures affixed below.

Grantee	Grantor
By: [signature]	By: [signature]
Name: Dan Nordquist	Name: John P. DesRosier
Title: Director, Office of Grant and Research Development	Title: Executive Director, LSDF
Date: March 6, 2015	Date: 3/13/15

Dan Nordquist
Director, Authorized Int. Official
Office of Grant and
Research Development

Principal Investigator

I have read and understand the terms of this Agreement.

By: Darrell R Fisher

Name: Darrell Fisher

Title: Adjunct Associate Professor

Date: March 6, 2015

amic
ADVANCED MEDICAL ISOTOPE CORPORATION

October 3, 2014

Life Sciences Discovery Fund
Seattle, WA

To Whom It May Concern: COMPANY COMMITMENT TO RADIOGEL PROOF-OF-CONCEPT GRANT

This letter is provided to fulfill a requirement of the proof-of-concept proposal application on "Optimized Injectable Radiogels for High-dose Therapy of Non-resectable Solid Tumors." The radiogel products have outstanding properties for treating non-resectable solid tumors that cannot be adequately treated by standard approaches in cancer management.

AMIC has licensed the underlying intellectual property technologies supporting this product from Battelle (Intellectual Property Registry). Further, under an intellectual property management plan, AMIC has granted WSU a non-exclusive license to AMIC Background Intellectual Property for the purpose of research and development incorporated within this Project. In our view, important aspects for commercialization of therapeutic radiogels are the further optimization of the formulation for direct injection and physician experience and ability to correctly place the radiogel inside the tumor for maximum therapeutic benefit and patient safety in specific populations. AMIC has undertaken a multi-year research and development effort with Washington State University through the Department of Pharmaceutical Sciences (Spokane) and the Department of Veterinary Clinical Sciences (Pullman) to develop improved polymer formulations for delivery and localization of radiogels in tumors, and improved delivery methods, such as special side-port injection needles. Optimized radiogel formulation and delivery methods are key technical aspects for product success in commercial use.

Joint research with WSU will provide opportunities for new intellectual property development well beyond the original patents.

Since 2008, AMIC has invested considerable tangible resources to product development, testing, and regulatory approval which total several million dollars. Given the extent of these prior contributions, our company will commit further tangible resources to support this proof-of-concept grant. The AMIC principal investigator is Dr. Fu-Min Su, an experienced radiochemist with more than 25 years of experience in cancer radiotherapeutic development and testing. He also serves as laboratory and radiation safety officer. The AMIC commercialization coordinator

6208 W Okanogan Avenue · Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax
www.isotopeworld.com

and product development manager is Dr. Michael Korenko. He will support product commercialization and this project with a time equivalent of about 40 percent full-time employment at no cost to the project sponsors. Dr. Korenko's work includes product preparation, attending the therapeutic injection sessions, reviewing all the results and continually providing feedback on how to improve the commercialization plan. The Company will also commit its existing facilities and laboratories in Kennewick and associated infrastructure, along with scientists and management-waiving those standard F&A costs to the grant. I encourage you to support this local, statewide, national and internationally important and worthwhile effort.

Sincerely,

James C. Katzaroff
Founder, CEO, Chairman

6208 W Okanogan Avenue · Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax
www.isotopeworld.com

ADVANCED MEDICAL ISOTOPE CORPORATION

October 3, 2014

Life Sciences Discovery Fund
Seattle, WA

To Whom It May Concern: RADIOGEL PRODUCT COMMERCIALIZATION PLAN

This letter is provided to fulfill a requirement of the proof-of-concept proposal application on "Optimized Injectable Radiogels for High-dose Therapy of Non-resectable Solid Tumors." RadioGel is being developed by our company for commercialization in both the veterinarian and medical markets. Although the veterinarian market is the smaller of the two, it will be penetrated earlier and help generate funds to complete the necessary studies for the medical community.

The proof-of-concept testing on this grant will be an important part of our overall product commercialization plan, the steps of which are outlined below:

1. Demonstrate phosphate microsphere insolubility and immobility (*in vivo* confirmation, *in vitro* solubility test, biocompatibility)
2. Finalize dose treatment planning system
3. Optimize hydrogel formulations
4. Optimize yttrium phosphate microsphere production
5. Finalize product sterilization procedures
6. Optimize transportation and labeling
7. Verify and validate component mixing technique and procedure, determine product shelf-life
8. Optimize injection technique
9. Finalize imaging procedures, imaging additives, and concentrations for CT and ultrasound
10. Verify contamination control procedures
11. Complete regulatory requirements: prepare and submit de novo application to FDA, and complete NRC and State of Washington registrations
12. Initiate veterinary product marketing plan:
    - 12.1 Optimize therapy for feline sarcoma
    - 12.2 Expand therapy to other cancers and animals
    - 12.3 Market animal therapy to veterinary hospitals
    - 12.4 Publish papers in veterinarian journals

6208 W Okanogan Avenue · Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax
www.isotopeworld.com

Commercialization Plan
October 3, 2014
Page 2

13. Initiate medical product marketing plan:
    13.1 Promote radiogel for approved indications
    13.2 Publish papers on therapeutic effectiveness
    13.3 Expand to other cancer therapy

The Proof-of-Concept grant from the Life Sciences Discovery Fund could provide the following specific contributions to our commercialization effort:

1. Confirm the proposed dose treatment plan model
2. Determine the upper limit to dose without any adverse collateral effects
3. Measure the yttrium phosphate microsphere perfusion *in vivo*
4. Confirm the validity of our sterilization procedures
5. Verify our transportation procedures
6. Verify our component mixing technique
7. Optimize our injection techniques
8. Sharpen our imaging procedures with CT and ultrasound
9. Verify contamination control procedures
10. Optimize therapy for feline sarcoma
11. Provide information for the first publication in a veterinarian journal

Given the extent of these contributions, the Company will commit tangible resources to support the proof-of-concept grant. I will be spending at least forty percent of my time supporting this effort. This includes commercialization aspects of product preparation and transport, attending the therapeutic injection sessions, reviewing all the results and continually providing feedback on how to improve the original plan. The Company will also commit its existing facilities and laboratories, management team, and associated infrastructure, waiving those F& costs to the grant. I encourage you to support this important and worthwhile effort.

Sincerely,

Michael K. Korenko

Dr. Michael K. Korenko
Commercialization Coordinator
Product Development Manager
509.551.9281

Exhibit G: Conflict of Interest Report Form

Proposal title: **Optimized Injectable Radiogels for High-dose Therapy of Non-resectable Solid Tumors**
Principal Investigator: **Darrell Fisher**
LSDF reference no.: **16723251**

The capitalized terms used within this Exhibit G are as defined in the Life Sciences Discovery Fund Proof of Concept Grant Award Agreement to which it is appended.

Regarding the activities set forth in the Milestones and Timeline, Grantor has the following understandings that Grantor believes raise the potential for a conflict of interest to exist between the Principal Investigator's personal interests and his responsibilities to Grantee under this Agreement:

(a) The Principal Investigator is an inventor on certain issued patents that are related to the radiogel technology under development in the above-referenced proposal.
(b) The above-referenced intellectual property, which was developed while the Principal Investigator was an employee of Battelle Memorial Institute, is owned by Battelle Memorial Institute, licensed to Advanced Medical Isotope Corporation (a Subcontractor), and further sublicensed to Grantee.
(c) The Principal Investigator, as an employee of Grantee, and Advanced Medical Isotope Corporation co-developed innovations and improvements to the above-referenced radiogel technology, including an optimized formulation and imaging, injection, and treatment planning methods. Testing of the optimized formulation and methods is the focus of the above-referenced proposal.
(d) New patent filings on the radiogel technology, to be owned or co-owned by Grantee, are anticipated.
(e) The research to be conducted on the radiogel technology under the above-referenced proposal will involve animals owned by clients of regional veterinary clinics.
(f) If the research to be conducted on the radiogel technology under the above-referenced proposal is successful, Advanced Medical Isotope Corporation intends to commercialize the technology.

In executing this Conflict of Interest Report Form, Grantee represents and warrants that it has a financial conflict of interest policy in place applicable to the activities set forth in the Milestones and Timeline and that it has taken reasonable steps to inform all Grantee's personnel performing such activities of the policy and requirements for complying with its terms. In accepting the Grant, Grantee represents that it has advised all Grantee's personnel performing the

activities set forth in the Milestones and Timeline that they are required to disclose, in accordance with the foregoing policy, any potential financial conflicts of interest associated with their participation in such activities.

In executing this Conflict of Interest Report Form, Grantee further represents that it has taken reasonable measures to ensure that its Subcontractors for performing the activities set forth in the Milestones and Timeline are aware of and have agreed to comply with the provisions of Article 7 of this Agreement.

The following individuals have disclosed a financial conflict of interest. Grantee attests that in compliance with its conflict of interest policy it has reviewed all such disclosures and that all disclosed conflicts of interest associated with performance of the activities set forth in the Milestones and Timeline including, but not limited to those associated with Grantor's understandings stated above, have been eliminated or mitigated as follows:

Name: ______________________ Conflict eliminated __ Conflict mitigated __
Name: ______________________ Conflict eliminated __ Conflict mitigated __

If no disclosures were made regarding the activities set forth in the Milestones and Timeline please initial below:

X No financial conflicts of interest associated with the activities set forth in the Milestones and Timeline were disclosed to Grantee.

Attested to by:

Signature: [signature]

Name: Dan Nordquist, Director, Authorized Inst. Official

Title: Office of Grant and Research Development

Date: 3/6/15

Intellectual Property Management Plan

This Intellectual Property Management Plan ("IPMP"), entered into the 3rd day of October, 2014, is made by and among Washington State University, a state institution of higher education having its principal office at 423 Neill Hall, Pullman, WA 99164 (herein "WSU"), and Advanced Medical Isotope Corporation, a Delaware corporation having its principal office at 6208 W. Okanogan Ave., Kennewick, WA 99336 (herein "AMIC"). Each of WSU and AMIC may be referred to herein in the singular as a "Party", or in the plural as "Parties".

Background

Washington State University is applying for a grant from the Life Sciences Discovery Fund (LSDF), a Washington State granting agency, for research under the project entitled, "Optimized Injectable Radiogels for High-dose Therapy of Non-resectable Solid Tumors" (LSDF Grant ID no. 16355365) ("Project").

The Project is organized under the direction of Dr. Darrell Fisher at WSU and involves AMIC as a collaborator and subcontractor. The Project and the respective roles of WSU and AMIC are further described in Appendix A herein.

In executing this IPMP, the Parties desire to clarify matters related to ownership, management, and commercialization of Intellectual Property developed in the performance of the Project.

Definitions

"Intellectual Property" means all forms of intellectual property under the laws of any state or country including, but not limited to, patentable inventions, copyrightable works, mask works, trademarks, service marks and trade secrets, that is first conceived or reduced to practice in the performance of the Project and disclosed in writing to a Party.

"Sole Intellectual Property" means Intellectual Property invented, developed, created or discovered solely by employee(s) of a single Party.

"Joint Intellectual Property" means Intellectual Property invented, developed, created or discovered jointly by employee(s) of two or more of the Parties or by employees who are obligated to assign to two or more of the Parties in performance of the Project; provided that in the case of a patentable invention each such employee qualifies as an inventor pursuant to US patent law and in the case of a copyrightable work each such employee qualifies as an author pursuant to US copyright law.

"Background Intellectual Property" means patents, patent applications, trade secrets or other proprietary rights in the possession of a Party prior to the commencement of the Project.

Article 1: Ownership of Intellectual Property

1.1 AMIC hereby grants to WSU, a non-exclusive license to AMIC Background Intellectual Property (identified in Appendix B) solely for the purpose of research and development incorporated within this Project.

1.2 All right and title to Sole Intellectual Property shall belong to the Party whose employee(s) invented, developed, created or discovered such Sole Intellectual Property and, except for Section 1.4 below, shall not be subject to the terms and conditions of this IPMP.

1.3 All right and title to Joint Intellectual Property shall belong jointly to the Parties, whose employee(s) invented, developed, created or discovered such Joint Intellectual Property. Each Party represents that its employees have an obligation to assign their rights to that Party.

1.4 Each Party shall promptly and fully disclose to the other Parties any Joint or Sole Intellectual Property developed by that Party's employees, such disclosures to be maintained as confidential by the receiving Parties and subject to the terms of a separate confidentiality agreement negotiated among the Parties.

Article 2: Intellectual Property Protection

2.1 If the Parties determine that they want to pursue protection for Joint Intellectual Property, those Parties owning such Joint Intellectual Property shall designate one of the owning Parties to take the lead in preparing, filing, and prosecuting any U.S. or foreign applications requested by the owning Parties to be filed to protect the Joint Intellectual Property. At the time of designation of a lead Party, the owning Parties shall enter into an inter-institutional agreement that specifies the rights and obligations of the Parties in protecting and commercializing such Joint Intellectual Property, including, but not limited to, determining the manner in which all costs incurred in connection with such preparation, filing and prosecution and the maintenance of U.S. and foreign application(s) will be shared among the owning Parties.

Article 3: Intellectual Property Licensing

3.1 The terms of the inter-institutional agreement contemplated by Section 2.1 of this IPMP shall further specify how Joint Intellectual Property is to be licensed. Any license for Joint Intellectual Property shall include provisions obligating the licensee to commercialize, or otherwise make available for public use, the Invention in a diligent manner, including appropriate diligence requirements and milestones, and shall also require the licensee to defend, hold harmless, and indemnify the Parties owning the Joint Intellectual Property against all claims or damages arising out of the commercial exploitation of Joint Intellectual Property. Any such license agreement shall also include the retention of a license by the owning Parties to use the Joint Intellectual Property for research and educational purposes.

Article 4: Term

This IPMP shall commence on the date the Project is initiated and shall remain in effect for the duration of the Project or until an inter-institutional agreement referenced in Section 2.1 above is put in place among the Parties. A Party may terminate its participation in the Project for its convenience upon at least ninety (90) days prior written notice to the other Parties. Such termination shall be effective as of the date, after said ninety (90) day period, specified in such notice. The rights and obligations of such terminating Party shall survive such termination with respect to the Intellectual Property generated prior to the termination and will not nullify the license granted in Section 1.1.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this IPMP to be executed by themselves or their duly authorized official and effective as of the date first above written.

For WSU:

Dan Nordquist, Assistant Vice President

Date: 10/7/14

For AMIC:

James C. Katzaroff, CEO

Date: 10/7/14

APPENDIX A

Roles of Washington State University (WSU) and Advanced Medical Isotope Corporation (AMIC)
"Optimized Injectable Radiogels for High-dose Therapy of Non-resectable Solid Tumors"
Life Sciences Discovery Fund Application ID # 16355365

Washington State University:

Principal Investigator: Darrell R. Fisher, Ph.D., Department of Pharmaceutical Sciences

Co-principal Investigator: Janean Fidel, D.V.M., Department of Veterinary Clinical Sciences

- Project technical design and execution and scheduling
- Project management and oversight, financial accountability, and commitment control
- Project milestone reporting, communications with the Sponsor, quarterly reports and reviews, project final project
- Scientific and technical collaborations with AMIC
- Animal care approvals and other institutional approvals
- Clinical sciences, animal patient accrual, physical exams, radiology, pathology, clinical care and patient management, follow-up examinations, tissue resections, and pathology
- Records and data management
- Radioactive materials receipt, handling, injections, decontamination, and waste management
- Scientific reporting in the peer-reviewed literature

Advanced Medical Isotope Corporation:

Co-Investigator: Fu-Min Su, Ph.D.

- Preparation of yttrium-90 microspheres and solutions
- Preparation of polymers and polymer solutions
- Project records management
- Radioactive materials receipt, use, and transport to WSU
- Procurement of materials, supplies, and laboratory equipment
- Scientific and technical collaborations with WSU

APPENDIX B

Reference Number	Type of Intellectual Property	Year of Filing/ Issue	Subject Matter
2,327,325 C	Issued patent (U.S.)	Filed 1999, issued 2006	Stimulus sensitive gel with radioisotope and methods of making
2,423,488 C	Issued patent (U.S.)	Filed 2001, issued 2010	Thermogelling biodegradable aqueous polymer solution
6,296,831 B1	Issued patent (U.S.)	Filed 1998, issued 2001	Thermally reversible stimulus-sensitive gel that carries a radionuclide therapeutic agent and that is biodegradeable
6,660,247 B1	Issued patent (U.S.)	Filed 2001, issued 2003	Multiple stimulus reversible hydrogels
6,841,617 B2	Issued patent (U.S.)	Filed 2001, issued 2005	Stimulus sensitive gel with radioisotope and methods of making
7,033,571 B2	Issued patent (U.S.)	Filed 2003, issued 2006	Multiple stimulus reversible hydrogels
7,087,244 B2	Issued patent (U.S.)	Filed 2002, issued in 2006	Thermogelling biodegradable aqueous polymer solution useful in providing a bioactive agent delivery system

Attachment 3 WSU Research Sub-Award Agreement	
Prime Recipient Contacts	**Sub-Recipient Contacts**
Administrative Contact Name: Deb Cox, Grant and Contract Manager Address: Washington State University Office of Research Support and Operations PO Box 1495 Spokane, WA 99210 Telephone: (509) 358-7576 Fax: Email: dkcox@wsu.edu	Administrative Contact Name: Mike Korenko, CEO Address: 719 Jadwin Ave, Richland, WA 99352 Telephone: 509-551-9281 Fax: Email: MKorenko@RadioGel.com
Principal Investigator Name: Darrell Fisher Address: Washington State University College of Pharmacy PBS 323 Spokane, WA 99210 Telephone: 509-368-6573 Fax: Email: fisherdr@wsu.edu	Project Director Name: Mike Korenko, CEO Address: 719 Jadwin Ave, Richland, WA 99352 Telephone: 509-551-9281 Fax: Email: MKorenko@RadioGel.com
Financial Contact Name: Kim Small, Sr. Accts Manager Address: Washington State University Sponsored Programs Services PO Box 641025 Pullman, WA 99164-1025 Telephone: (509) 335-2047 Fax: (509) 335-2071 Email: sps@wsu.edu	Financial Contact Name: Bruce Joliff, CFO Address: 719 Jadwin Ave, Richland, WA 99352 Telephone: 509-952-9923 Fax: Email: BJolliff@RadioGel.com
Authorized Official Name: Dan Nordquist, Associate Vice President Address: Washington State University Office of Research Support and Operations Lighty 280 PO Box 641060 Pullman, WA 99164-1060 Telephone: (509) 335-9661 Fax: (509) 335-1676 Email: orso@wsu.edu	Authorized Official Name: Mike Korenko, CEO Address: 719 Jadwin Ave, Richland, WA 99352 Telephone: 509-551-9281 Fax: Email: MKorenko@RadioGel.com

ATTACHMENT 4
WSU RESEARCH SUBAWARD AGREEMENT

Invoicing Requirements

1. Invoices must be submitted in triplicate to Financial Contact as referenced in Attachment 3

Reporting Requirements

2. Progress and final reports will be required as requested by University's Project Director.

Match Requirement

3. Cost Share requirement is $0.

(SUBRECIPIENT PLEASE COMPLETE ITEM #4 AS WELL AS THE APPROPRIATE CHECK BOXES WITHIN THE ASSURANCES SECTION BELOW)

Sub-recipient Monitoring (A-133)

(Only Applicable State Organizations, Local Governments, and/or Non-Profit Organizations)

4. Copy of annual audit and/or A-133 certification must be submitted prior to award and then annually through the term of the award, if applicable. Person responsible for disseminating audit information:

Name ___Mike Korenko_______________ Title____CEO_______________________________

Phone ___509-551-9281_______________ Email ____MKorenko@RadioGel.com________________

Assurances

BIOSAFETY OF RECOMBINANT DNA

☒ Project does not involve recombinant DNA.
☐ Project involves recombinant DNA and was either approved( )or determined to be exempt( ) from the NIH. Approval by the Institutional Biosafety Committee (IBC) on ________________ (Date).

CARE AND USE OF ANIMALS

☒ Project does not involve vertebrate animals.
☐ Project involves vertebrate animals and was approved by the Institutional Animal Care and Use Committee (IACUC) on ________________ (Date). OLAW Animal Assurances #___________.

PROTECTION OF HUMAN SUBJECTS

☒ Project does not involve human subjects.
☐ Project involves human subjects and was approved by the Institutional Review Board (IRB) on ________________ (Date).
Federal Wide Assurance # _________________.

CONFLICT OF INTEREST

☐ The Sub-Recipient certifies by signature to this Agreement that it has a federally compliant conflict of interest policy

Attachment 5
WSU Research Sub-Award Agreement

Scope of Work and Budget: See attached.

AMIC Statement of Work

The subcontractor (Advanced Medical Isotope Corporation, Kennewick, Washington) through its service laboratory (IsoTherapeutics Group, LLC, Angleton, Texas) will prepare 1) yttrium-90 phosphate microspheres in a sterile, phosphate-buffered saline solution, and 2) a sterile polymer carrier solution in phosphate-buffered saline that acts as the microsphere carrier. The sterile injection materials will be prepared under this subcontract for injection into feline sarcomas. During this work, the imageability of yttrium-90 phosphate polymer composites will be studied after injection into cats. The AMIC principal investigator responsible for these activities is Dr. Michael Korenko.

PI NAME (Last, First, Middle)	KORENKO, Michael
APPLICANT ORGANIZATION	Advanced Medical Isotope Corporation

PART 1: SUBCONTRACTOR - RESEARCH DETAILED BUDGET

Personnel (Note: do not list personnel who will not receive salary support, e.g., 0 calendar person months)

	Name	Role on Project	Calendar Person Months	Institutional Base Salary	Salary Requested	Benefits Requested	Total
1	SIMONE, Jim	Radiochemist	0.54	140,000	6,330	1,583	7,913
2	COOPER, Lance	Technical specialist	0.36	120,000	3,600	900	4,500
3							0
4							0
5							0
6							0
7							0
8							0
9							0
10							0
11							0
12							0
13							0
14							0
15							0
				SUBTOTALS	9,930	2,483	12,413

Equipment (Itemize)			
1		0	
2		0	
3		0	0

Supplies (Itemize)			
1	Laboratory chemicals and reagents, lactides, glycolides, and polymers	875	
2	Other laboratory supplies, glassware, and disposables	720	
3	Yttrium-90 radiochemical for microsphere production	2,250	
4	Lead pigs and shipping containers	475	
5		0	
6		0	4,320

Travel (Itemize)			
1		0	
2		0	0

Other Expenses (Itemize)			
1	FedEx shipping charges, hazardous materials	850	
2		0	
3		0	
4		0	
5		0	
6		0	850

Subcontracts (Itemize)			
1		0	
2		0	
3		0	
4		0	
5		0	
6		0	0

SUBTOTAL RESEARCH DIRECT COSTS	17,583

PI NAME (Last, First, Middle)	KORENKO, Michael
APPLICANT ORGANIZATION	Advanced Medical Isotope Corporation

PART 2A: SUBCONTRACTOR - ADMINISTRATIVE DETAILED BUDGET

Personnel (Note: do not list personnel who will not receive salary support, e.g.. 0 calendar person months)

	Name	Role on Project	Calendar Person Months	Institutional Base Salary	Salary Requested	Benefits Requested	Total
1							0
2							0
3							0
4							0
5							0
6							0
7							0
8							0
9							0
10							0
11							0
12							0
13							0
14							0
15							0
				SUBTOTALS	0	0	0

Administrative Supplies (Itemize)		
1	0	
2	0	
3	0	
4	0	
5	0	
6	0	0

Organizational Administrative Expenses		
1 Human Subjects (IRB) Review (one time fee up to $1,500 per protocol)	0	
2 Subcontract Administration (one time fee up to $6,250 per subcontract)	0	
3 General Organizational Expenses (describe in budget justification)	0	
4	0	
5	0	0

PART 2B: SUBCONTRACTOR - FACILITIES DETAILED BUDGET

Organizational Facilities Expenses (Itemize)		
1 Research space costs	0	
2 Facility lease/rental expenses	0	
3 Other (describe in budget justification)	0	
4	0	
5	0	
6	0	0

SUBTOTAL ADMINISTRATIVE AND FACILITIES DIRECT COSTS	0
TOTAL LSDF BUDGET REQUEST	17,583

Subcontract Budget Justification

This Budget Justification adds year 3 subcontract support to an ongoing project for a subcontractor previously selected and funded for work in year 1.

Subcontractor:
Advanced Medical Isotope Corporation (AMIC)
719 Jadwin Avenue, Richland, WA 99352
Phone 509.736.4000
Business contact: Mr. Bruce Jolliff, phone 509.952.9923 bjolliff@radiogel.com

The Subcontractor (Advanced Medical Isotope Corporation) is the research project commercialization partner with overall responsibility on the grant for preparing all radiopharmaceutical materials (yttrium-90 microsphere solutions and polymer composite solutions) for direct injection into animal subjects. The service laboratory to AMIC under the grant responsible for quality assurance in preparing sterile injection materials is IsoTherapeutics Group, LLC, Angleton, Texas.

Salary support:
Dr. Jim Simone, radiochemist
Level of effort = 4.5% of full time, 0.54 man-months
Lance Cooper, technical specialist, 3.0% of full time, 0.36 man-months
Functions: laboratory management, radiochemistry, radiation safety, general laboratory safety compliance, product quality assurance.
Unique qualifications: More than 25 years combined radiochemistry and radioactive drug and medical device development experience

Laboratory chemicals and reagents, lactides, glycolides and polymers:
Yttrium phosphate hydrates, yttrium chloride, EDTA salt, hydrochloric acid, sodium phosphate dibasic, phosphate-buffered saline, polyethylene glycol monomethyl ether, polyethylene glycol diglycidyl ether, pharm-grade dl-lactide, glycolide, diethyl ether, toluene, dichloromethane, tin-2-ethylhexanoate, and miscellaneous reagents.

Laboratory supplies, glassware, and disposables:
Glass filter funnels, Whatman nylon filters, centrifuge tubes, flasks, beakers, glass and tube connectors, reflux condensers, stands and clamps, stoppers, brushes, bump trap, and miscellaneous parts.

Yttrium-90 radiochemical: purchased from a distributor of radioactive materials for nuclear medicine.

Overnight transportation of finished product: FedEx shipping charges for overnight delivery of hazardous and radioactive materials with short physical half-lives.

Attachment 6 – Sample Invoice

*This references the subcontract from which these expenses are paid. ** Very important! ***

Subcontract No. <G________>

Invoice No. <________>

Not required but makes a good tracking tool

<Invoice Date>

Bill to:

Sponsored Programs Services
Washington State University
PO Box 641025/240 French Admin Bldg
Pullman WA 99164-1025

Reference: <Project Title &/or Principal Investigator>

Billing period for expenses being claimed: **xx/xx/xx - xx/xx/xx**

Absolutely essential to pay invoice. Dates must fall within agreed-upon period in subcontract.

	Current Period Expenditures	Cumulative Expenditures
Salaries		
Wages		
Benefits		
Travel		
Supplies		
Services		
Equipment		
Other expenses <itemized/described below>		
Total Direct Costs		
F & A Costs (Indirect Costs)		
Total Amount this Invoice	**$ XX,XXX.00**	

NOTE: Expenses being claimed should be via line item as allocated in budget.

Please contact ________ at 555-555-5555 or contact @________ if you have questions regarding this invoice.

Complete contact information in case of questions.

Remit payment to: <Vendor name *and* complete address>

Current address info for mailing payments.

NOTE: This is a sample of a very generic invoice depicting the basic necessities for enhancement of payment processing.

If you have questions or would like this example electronically, contact sps@.wsu.edu, 509-335-2058.

INVOICE

Bill to: Subcontract No. G00______

Sponsored Programs Services
Washington State University
PO Box 641025/240 French Admin Bldg
Pullman WA 99164-1025

Invoice No. ________

Invoice Date: ________

Reference:

Billing period for expenses being claimed :

	Current Period	Cumulative Expenditures
Salaries		
Wages		
Benefits		
Travel		
Supplies		
Services		
Equipment		
Other expenses <itemized/described below>		
Total Direct Costs		
F & A Costs (Indirect Costs)		
Total Amount this Invoice	$______________________	

Please contact___________at - *or contact* @
if you have questions regarding this invoice.

By signing this report, I certify to the best of my knowledge and belief that the report is true, complete, and accurate, and the expenditures, disbursements and cash receipts are for the purposes and objectives set forth in the terms and conditions of this award. I am aware that any false, fictitious, or fraudulent information, or the omission of any material fact, may subject me to criminal, civil or administrative penalties for fraud, false statements, false claims or otherwise.

Signature: ____________________

Remit Payment to: